Exhibit 3.1

ARTICLES OF AMENDMENT OF THE

THIRD RESTATED ARTICLES OF INCORPORATION

OF

METRO ONE TELECOMMUNICATIONS, INC.

Pursuant to the provisions of the Oregon Business Corporation Act, O.R.S §60.447, the undersigned officer of Metro One Telecommunications Inc., an Oregon corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST:	The name of the Corporation is Metro One Telecommunications, Inc.

SECOND:          A new Section D of Article IV of the Third Restated Articles of Incorporation of the Corporation, as amended (the “Restated Articles of Incorporation”) is amended to read in its entirety as follows:

“D.	Terms of Series A Convertible Preferred Stock.

1.            Designation and Amount. The first series of Preferred Stock shall be designated as Series A Convertible Preferred Stock (“Series A Preferred”) and the number of shares constituting such series shall be 1,385. The Series A Preferred shall have no par value.

2.	Dividend Provisions.

(a)           Cumulative Dividend Preference Amount. The holders of Series A Preferred shall be entitled to receive out of any assets legally available therefor, cumulative dividends at the rate of $400 per annum per share of Series A Preferred then held by them (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, “Stock Split Changes” with respect to the Series A Preferred) payable in cash on each anniversary of the Series A Original Issue Date (as defined below). Such dividends shall be cumulative so that, if at any time dividends on the outstanding Series A Preferred at the rate set forth above shall not have been paid, the amount of the deficiency shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation. Any accumulation of dividends on the Series A Preferred shall not bear interest.

(b)           Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness (except, in each case, in connection with a liquidation, dissolution or winding up of the Corporation or a Change of Control Event), then, in each such case the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred were the holders of the number of shares of Common Stock into which their respective shares of Series A Preferred were convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

3.	Liquidation Preference.

(a)           Preference Amount. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred then held by them equal to (i) $10,000 for each outstanding share of Series A Preferred, as adjusted for Stock Split Changes with respect to the Series A Preferred (the “Original Series A Price”) plus (ii) an amount equal to any accrued and, without duplication, declared but unpaid, dividends on such share (as adjusted for Stock Split Changes with respect to the Series A Preferred) (such total amount being the “Series A Liquidation Preference Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the aggregate Series A Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution to the shareholders of the Corporation shall be distributed ratably among the holders of Series A Preferred in proportion to the preferential amount each holder would otherwise be entitled to receive.

(b)           Remaining Assets. Upon the completion of the distribution required by Section 3(a), the remaining assets and funds of the Corporation legally available for distribution to the shareholders of the Corporation shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)           Deemed Liquidation. For purposes of this Section 3, a Change of Control Event shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation if so elected by the holders of a majority of the then outstanding shares of Series A Preferred (the “Majority Series A Holders”). A “Change of Control Event” means (i) a sale, conveyance or other disposition of all or substantially all of the property or business of the Corporation, or (ii) a merger or consolidation with or into any other entity, unless the shareholders of the Corporation immediately before the transaction own 50% or more of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only stock of the Corporation held by such shareholders before the transaction and stock issued in respect of such prior-held stock of the Corporation), or (iii) any other transaction which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the holders of the Corporation’s capital stock as of immediately before the transaction owning less than 50% of the voting power of the Corporation’s capital stock as of immediately after the transaction. A series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

4.	Redemption.

(a)           Redemption Date and Price. The Corporation may, upon approval of the disinterested members of the Board not appointed by the shares of Series A Preferred, on any date or dates (each a “Redemption Date”) on or after the two (2) year anniversary of the date on which any shares of Series A Preferred were first issued (“Series A Original Issue Date”) (provided that funds are legally available to do so), redeem all or any portion of the outstanding Series A Preferred by paying in cash therefor a sum equal to the full Series A Liquidation Preference Amount per share as of the Redemption Date (the “Redemption Price”). Any partial redemption effected pursuant to this Section 4 shall be made on a pro rata basis among the holders of Series A Preferred in proportion to the number of shares of Series A Preferred then held by each.

(b)           Redemption Procedure. At least 15 but no more than 30 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record

(at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 4(c), on or after the Redemption Date, each holder of Series A Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)           Effect of Redemption; Insufficient Funds. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Redemption Notice as holders of such Series A Preferred (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If funds of the Corporation legally available for redemption of shares of Series A Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their total Redemption Price applicable to their shares of Series A Preferred which are subject to redemption on such Redemption Date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

5.	Conversion.

(a)           Right to Convert; Conversion Formula. Each share of Series A Preferred shall be convertible at the option of the holder thereof, at any time 60 days following the Series A Original Issue Date at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Liquidation Preference Amount by the Series A Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such ratio being the “Conversion Rate”). The “Series A Conversion Price” shall initially be $1.78; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in Section 5(d).

(b)	Automatic Conversion.

(i)            By the Holders. Upon the election of the Majority Series A Holders at any time, all Series A Preferred then outstanding (or any pro rata portion thereof designated by the Majority Series A Holders in such election) shall automatically be converted into shares of Common Stock at the Conversion Rate in effect on the date of such election.

(ii)          By the Corporation. Upon the election of the Corporation (with the approval of a majority of the disinterested members of the Board) at any time after the Common Stock has been traded on The NASDAQ Stock Market (or successor exchange or market) (“NASDAQ”) with a volume weighted average closing price in excess of four dollars ($4.00) (as adjusted for Stock Split Changes after the date hereof) for twenty (20) consecutive business days following the six (6) month anniversary of the Series A Original Issue Date, all Series A Preferred then outstanding (or any portion thereof designated by the Corporation in such election) shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect on the date of such election.

(c)           Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, but in no event more than five business days thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Series A Preferred to be converted, or (ii) if applicable, at the time of automatic conversion specified in Section 5(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act pursuant to a contractual right granted to the holders of Series A Preferred, then the conversion may be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

(d)           Conversion Price Adjustments of Series A Preferred for Certain Dilutive Issuances; Splits and Combinations. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i)            Definitions. For purposes of this Section 5, the following definitions apply:

(1)           “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below).

(3)           “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(3)           “Additional Shares” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(iii)) by the Corporation after the Series A Original Issue Date, other than:

(A)          Shares of Common Stock, Preferred Stock or Options issued or issuable as a dividend or distribution on the Series A Preferred or that are issued pursuant to a transaction described in Section 5(e) hereof;

(B)          Shares of Common Stock or Options issuable or issued to employees, consultants or directors of the Corporation pursuant to a stock option plan, employee stock purchase plan or restricted stock plan approved by the Board or a committee thereof;

(C)          Shares of Common Stock or Preferred Stock issuable upon exercise of Options or Convertible Securities that are outstanding as of the date of these Articles of Amendment; and

(D)          Shares of Series A Preferred, Options or Convertible Securities that are exercisable for or convertible into shares of Series A Preferred, or shares of Common Stock or other securities issuable directly or indirectly upon exercise or conversion of any of the foregoing.

(ii)          No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment of the Series A Conversion Price shall be made with respect to the issuance of Additional Shares unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issuance.

(iii)         Deemed Issuance of Additional Shares. In the event that the Corporation should at any time or from time to time after the Series A Original Issue Date, issue any Options or Convertible Securities, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares issued as of the time of such issuance, provided that in any such case in which Additional Shares are deemed to be issued the following provisions shall apply:

(1)           No further adjustments in the Series A Conversion Price shall be made upon the subsequent issuance of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issuance thereof and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred);

(3)           Upon the expiration or termination of any unexercised Option, the Series A Conversion Price, to the extent in any way affected by or computed using such Option, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the exercise of such Option;

(4)           In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price then in effect shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(5)           No readjustment pursuant to clause (2) or (4) above shall have the effect of increasing the Series A Conversion Price, to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares between the original adjustment date and such readjustment date.

In the event the Corporation, after the Series A Original Issue Date amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on such Series A Original Issue Date or were issued after such Series A Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series A Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

(iv)         Adjustment of Conversion Price Upon Issuance of Additional Shares.

(1)           Limited One-Year Ratchet Price Adjustment. If the Corporation should issue (or be deemed to have issued pursuant to Section 5(d)(iii)), at any time or from time to time prior to the one year anniversary of the date of the initial shareholder meeting of the Company seeking to obtain NASDAQ Shareholder Approval (as defined below), any Excess Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately before the issuance of such Excess Additional Shares, the Conversion Price in effect immediately before such event shall automatically be adjusted to a price equal to the price paid per share for such Excess Additional Shares in such issuance. As used herein, the term “Excess Additional Shares” means Additional Shares issued for an aggregate consideration (determined in accordance with Section 5(d)(v) below) in excess of $2,000,000.

(2)           Weighted Average Conversion Price Adjustment. If the Corporation should issue other than pursuant to Section 5(d)(iv)(1) above, at any time or from time to time after the Series A Original Issue Date, Additional Shares in an offering without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares, including the number of shares of common stock deemed issued pursuant to Section 5(d)(iii) above (together, the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares.

(v)           Determination of Consideration. For purposes of this Section 5, the consideration received by the Corporation for the issuance of any Additional Shares shall be computed as follows:

(1)           In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(2)           In the case of the issuance of the Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

(3)           The consideration per share received by the Corporation for Additional Shares deemed to have been issued pursuant to Section 5(d)(iii) (relating to Options and Convertible Securities), shall be the minimum aggregate amount of additional consideration (as set forth in instruments relating thereto) payable to the Corporation upon the exercise of such Options and the conversion or exchange of such Convertible Securities (as the case may be), including the amounts received by the Corporation as consideration for the issuance of such Options or Convertible Securities.

(vi)         NASDAQ Limitation.      If on any date of conversion of shares of Series A Preferred, whether pursuant to Section 5(a) or Section 5(b):

(1)           the number of shares of Common Stock to be issued upon the conversion of the Series A Preferred, combined with all other issuances of Common Stock which, under the requirements of NASDAQ, are required to be aggregated with such issuance for determining the need of shareholder approval, such shareholder approval to comply with the applicable rules and regulations of NASDAQ (“NASDAQ Shareholder Approval”) for the listing of the shares to be issued on NASDAQ, would equal or exceed 19.9% of the total number of shares of Common Stock outstanding immediately prior to the Series A Original Issue Date (the “Issuable Maximum”), and

(2)           the issuance of shares of Common Stock in excess of the Issuable Maximum is required to be, but has not been, approved by the shareholders of the Company in accordance with the applicable rules and regulations of NASDAQ then, notwithstanding anything in these Articles of Amendment to the contrary, to the extent that the conversion of the Series A Preferred would result in the issuance of shares of Common Stock in excess of the Issuable Maximum, the shares of Common Stock in excess of the Issuable Maximum shall not be issued and the Company shall use its best efforts to obtain the NASDAQ Shareholder Approval applicable to such issuance as soon as possible, but in any event not later than the 120th day after such conversion request or automatic conversion election.

(e)           Adjustments to Conversion Price for Dividends, Stock Splits, Subdivisions and Combinations. In the event that the Corporation at any time or from time to time after the Series A Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable solely in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(f)           Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(d)(iii), then, in each such case for the purpose of this Section 5(f), the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g)           Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock or merger or sale of assets transaction (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 3), provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which such holder would have been entitled receive if all shares of Series A Preferred had been converted into Common Stock immediately prior to such recapitalization or merger or sale of assets transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred after the recapitalization or merger or sale of assets transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect) shall be applicable after that event as nearly equivalent as may be practicable.

(h)           No Impairment. The Corporation will not, by amendment of the Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(i)	No Fractional Shares; Certificate as to Adjustments.

(i)            No fractional share shall be issued upon the conversion of any share or shares of the Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(ii)          Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred.

(j)            Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Amendment.

(l)            Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred shall be deemed given when deposited in the United States mail, postage prepaid, or when sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at his address appearing on the books of the Corporation.

(m)         Restrictions on Convertibility. Notwithstanding anything the contrary in these Restated Articles of Incorporation, (i) shares of Series A Preferred that are issued to a person that is an Affiliate of the Corporation on the date of such issuance, or are issuable upon conversion or exercise of derivative securities (such as convertible promissory notes or warrants) that are issued to a person that is an Affiliate of the Corporation on the date of such issuance (collectively “Affiliate Shares”) shall not be convertible into shares of Common Stock prior to the date that such issuances are approved by the holders of a majority of the Common Stock of the Corporation; and (ii) shares of Series A Preferred that are issued to a person that holds 10% or more of the Corporation’s outstanding capital stock on the date of such issuance, or are issuable upon conversion or exercise of derivative securities (such as convertible promissory notes or warrants) that are issued to a person that holds 10% or more of the Corporation’s outstanding capital stock on the date of such issuance, shall not, prior to the date that such issuances are approved by the holders of a majority of the Common Stock of the Corporation, be convertible into shares of Common Stock in an amount that, when aggregated with the number of shares of Common Stock then held by such holder, would exceed 19.9% of the number of shares of the Corporation’s Common Stock then outstanding. For purposes of these Restated Articles of Incorporation the term “Affiliate” shall have the meaning ascribed to it under Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

6.	Voting Rights.

(a)           Voting Rights Generally. Except as expressly provided by these Articles of Amendment or as provided by law, the holders of Series A Preferred shall have the same right to vote on all matters on which the holders of Common Stock have the right to vote and the holders of Series A Preferred shall be entitled to notice of any shareholders’ meeting or action as to such matters on the same basis as the holders of Common Stock, and the holders of Common Stock and Series A Preferred shall vote together thereon as if a single class on all such matters; provided, however, that the Series A Preferred shall not be entitled to vote in the NASDAQ Shareholder Approval. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series A Preferred shall be entitled to the number of votes per share equal to the quotient obtained by dividing (A) the Series A Conversion Price by (B) $2.08 for each share of Common Stock into which such shares of Series A Preferred could be converted (whether or not then eligible for conversion). Notwithstanding the foregoing or any other provision of these Articles of Amendment, prior to NASDAQ Shareholder Approval, a holder of Series A Preferred that holds 10% or more of the Corporation’s outstanding capital stock shall not be permitted to exercise voting power, with respect to all shares of the Corporation’s capital stock held by such holder, that exceeds 19.9% of the total voting power of the Corporation. Fractional votes of the Series A Preferred shall be permitted when the Series A Preferred votes as a class. Fractional votes of the Series A Preferred shall not, however, be permitted when the Series A Preferred and Common Stock vote together as if in a single class and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded downward to the nearest whole number.

(b)           Limited Right to Elect Two Series A Directors. Following the Series A Original Issue Date, so long as at least 203 shares of Series A Preferred remain outstanding (as adjusted for Stock Split Changes with respect to the Series A Preferred) the holders of Series A Preferred, voting separately as a class, shall be entitled to elect two (2) members of the Board. The holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining members of the Board at each meeting of the Corporation’s shareholders for the election of directors.

(c)           Limited Right to Elect Additional Series A Director(s). Following the first date that at least at least 540 shares of Series A Preferred are outstanding (as adjusted for Stock Split Changes with respect to the Series A Preferred), but only so long as at least 540 shares of Series A Preferred remain outstanding (as adjusted for Stock Split Changes with respect to the Series A Preferred), the holders of Series A Preferred, voting separately as a class, shall be entitled to elect such number of directors as may be necessary to comprise a majority of the total number directors fixed by the Board or the Corporation’s Bylaws from time to time (including the directors elected pursuant to Section 6(b) above).

(d)           Action by Less than Unanimous Written Consent. Any action required or permitted to be taken by the holders of the Series A Preferred acting as a separate class at any meeting of the Corporation’s shareholders may be taken without a meeting or a vote if the action is taken by the holders of Series A Preferred holding of record, or otherwise entitled to vote, in the aggregate no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred entitled to vote on the action were present and voted. To the extent prior notice is required by law, any advance notice required by statute to be given to nonconsenting holders of Series A Preferred shall be made at least one (1) business day prior to the effectiveness of the action, or such longer period as required by law. The form of this notice shall be sufficient to appraise the nonconsenting holders of Series A Preferred of the nature of the action to be effected, in a manner approved by the directors of the Corporation or by the committee or officers to whom the Board of Directors has delegated that responsibility.

7.	Protective Provisions.

(a)           Approval Required. For so long as the Requisite Amount of Series A Preferred remains outstanding (as defined below in this Section 7), the Corporation shall not without first obtaining the approval of the holders of a majority of the then outstanding shares of Series A Preferred (voting separately as a class):

(i)            authorize to issue or obligate itself to issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to or pari passu with the Series A Preferred with respect to dividends, redemption or rights upon liquidation;

(ii)	declare or pay any dividends on the Common Stock;

(iii)         redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to the original terms of such agreements, or such modified terms as have been agreed to by the Board;

(iv)         cause the Corporation to incur any indebtedness other than in the ordinary course or pursuant to credit facilities in existence on the Series A Original Issue Date, in either case in an amount not to exceed $1,000,000 in the aggregate;

(v)	consummate a Change of Control Event;

(vi)         increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred;

(vii)        alter or change the rights, preferences or privileges of the Series A Preferred so as to affect materially and adversely such shares;

(viii)       change the authorized number of directors of the Corporation;

(ix)         effect any amendment or waiver (by reclassification, merger or otherwise) of any provision of these Restated Articles of Incorporation or bylaws that adversely affects the Series A Preferred;

(x)           adopt or amend any equity incentive plan, or issue any stock options outside of any equity incentive plan, unless otherwise approved by the directors elected pursuant to Section 6(b) and (if applicable) Section 6(c) above; or

(xi)	effect any voluntary dissolution or liquidation of the Company.

(b)           Definition of “Requisite Amount”. The term “Requisite Amount” shall mean (i) 203 shares of Series A Preferred (as adjusted for Stock Split Changes with respect to the Series A Preferred) prior to the one (1) year anniversary of the Series A Original Issue Date, and (ii) 338 shares of Series A Preferred (as adjusted for Stock Split Changes with respect to the Series A Preferred) on and following the one (1) year anniversary of the Series A Original Issue Date.

8.            Status of Converted and Redeemed Stock. In the event that any shares of Series A Preferred shall be redeemed pursuant to Section 4 or converted pursuant to Section 5, the shares so redeemed or converted shall be retired and canceled. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions set forth in the Restated Articles of Incorporation, but shall not be reissuable as shares of Series A Preferred.

THIRD:              The foregoing amendment to the Restated Articles of Incorporation was adopted by the Board of Directors of the Corporation at a meeting held on June 1, 2007.

FOURTH:          As provided in Section B of Article IV of the Restated Articles of Incorporation shareholder approval of the foregoing amendment was not required.

FIFTH:	The foregoing amendment is effective on filing.

* * *

These Articles of Amendment are hereby executed at Beaverton, Oregon on June 4, 2007, by a duly authorized officer of the Corporation.

METRO ONE TELECOMMUNICATIONS, INC.

/s/ Gary E. Henry
Gary E. Henry
President and Chief Executive Officer